Exhibit 99.1

FIRST COMMUNITY BANCORP

MEMORANDUM

TO:	All Directors and Executive Officers of First Community Bancorp

FROM:	Jared M. Wolff, Executive Vice President, General Counsel & Secretary

DATE:	May 19, 2004

SUBJECT:	Blackout in Trading of Common Stock of First Community Bancorp (“FCB”)

            Pursuant to the Sarbanes-Oxley Act of 2002 and Regulation BTR promulgated thereunder, FCB is required to give you this notice.

            As a result of numerous acquisitions, FCB currently has thirteen active 401(k) and profit sharing plans, all of which are being consolidated into a single plan (the “Plan”).  The consolidation into a single Plan will also result in a change of recordkeeper and trustee for the Plan to Fidelity Investments, or an affiliate thereof.  The blackout period during which this conversion will occur commences June 16, 2004 and is expected to continue through, and end on, August 9, 2004 (the “Conversion Blackout Period”). During this period of time, participants in any the existing 401(k) and profit sharing plans will be unable to direct or diversify investments in their individual accounts.

            Directors and executive officers are prohibited from purchasing, selling or otherwise acquiring or transferring any shares of FCB Common Stock during the Conversion Blackout Period, if those shares were acquired in connection with services provided to, or employment with, FCB.   Automatic purchases of FCB Common Stock pursuant to the Rule 10b5-1 provisions of the Directors Deferred Compensation Plan will still occur as scheduled in the Directors Deferred Compensation Plan.

            This trading prohibition overlaps with the regularly scheduled trading blackout period for FCB directors and executive officers, which commences at the close of regular Nasdaq trading hours on June 15, 2004 and which is scheduled to end two business days after second quarter earnings are announced. As a result, the blackout period will still commence after the close of the market on June 15, 2004 and the Conversion Blackout Period will extend our regularly scheduled blackout through August 9, 2004.

            For inquiries concerning either the Conversion Blackout Period or the regularly scheduled trading blackout period, please contact Jared M. Wolff, Executive Vice President, General Counsel and Secretary, First Community Bancorp, 120 Wilshire Blvd., Santa Monica, CA 90401, (310) 458-1531 x286.